Exhibit 99.1

FOR IMMEDIATE RELEASE:

Arcadia Resources Acquires United Health Care Services
—Expands Market for Durable Medical Equipment in Southwest Florida—

SOUTHFIELD, MI: April 11, 2005: Arcadia Resources, Inc., (OTC BB: ACDI), a leading provider of home care and staffing services, mail order pharmacy and durable medical equipment (“DME”), announced today that it has acquired the assets of United Health Care Services, Inc. through its Beacon Respiratory Services, Inc. subsidiary. United Health Care Services is a DME supplier focused on respiratory disease management with operations in Ft. Myers and Port Charlotte, Florida. Upon full integration of the acquisition, it is anticipated that Beacon Respiratory Services will operate the business under the Arcadia H.O.M.E. (home oxygen medical equipment) name.

Larry Kuhnert, President of Arcadia Resources, stated, “United Health Care has a long-history of profitability. With an established infrastructure and client base in Southwest Florida, United Health Care Services represents an opportunity for Arcadia to build rigorous sales in the high-margin, direct-to-patient DME industry. By utilizing our national network of representatives, we expect to grow revenues through new product sales and cross-selling opportunities, including marketing our mail order pharmacy, to United Health Care’s existing customers.”

Larry Vetter, CEO of United Health Care Services, Inc., stated, “United Health Care Services and its related companies are excited to join Arcadia Resources. I believe Arcadia’s expanded scope of services and strong management team will greatly benefit our customers in Southwest Florida.”

Arcadia Resources Chairman and CEO John Elliott, commented, “We continue to execute an acquisition strategy focused on increasing our market presence in those geographic regions where we can immediately scale up our home care business. We welcome the United Health Care team to Arcadia and look forward to servicing the growing communities of Southwest Florida.”

About Arcadia Resources, Inc.

Arcadia Resources, Inc., helps organizations operate more effectively and with greater flexibility, and enables individuals to manage illness and injury in the comfort of their own homes. Headquartered in Southfield, Michigan, the company’s core businesses are comprehensive home care services, medical and non-medical staffing, mail order pharmacy and medical equipment. For more information about Arcadia, please visit the company’s Web site at http://www.ArcadiaResourcesInc.com. Investors should visit http://nfnonline.com/acdi/.

For more information, contact: Gary Geraci, Investor Relations, National Financial Network, 617-723-2373 or email garyg@otcfn.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions, our ability to effectively integrate the acquired business and successfully utilize our national network, and other uncertainties as may be detailed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date hereof. The Company does not undertake and disclaims any obligation to update or alter its forward-looking statements.

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